Exhibit 23.1

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue

Vancouver, BC Canada	V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916

www.ellisfoster.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 18, 2005 with respect to the consolidated balance sheets of Cheetah Oil & Gas Ltd. as at December 31, 2004 and January 31, 2004 and the related consolidated statements of stockholders' equity, operations and cash flows for the period from January 28, 2003 (inception) to January 31, 2004, for the period from February 1, 2004 to December 31, 2004 and for the cumulative period from January 28, 2003 (inception) to December 31, 2004. We further consent to the reference to our firm under the heading "Experts" in the 10KSB.

“MOORE STEPHENS ELLIS FOSTER LTD.”

Vancouver, British Columbia	Chartered Accountants

Canada

April 7, 2005

MSEFA partnership of incorporated professionals

An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited
- members in principal cities throughout the world